EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 12, 2025, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Credit Acceptance Corporation on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said reports in the Registration Statements of Credit Acceptance Corporation on Forms S-8 (File No. 333-67348, File No. 333-91734, File No. 333-111831, File No. 333-120756, File No. 333-187105, File No. 333-260660, File No. 333-275571, File No. 333-281136) and Form S-3 (File No. 333-18301).
/s/ GRANT THORNTON LLP

Southfield, Michigan
February 12, 2025